Exhibit 1

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                                                           FOR IMMEDIATE RELEASE
                                                              18 September, 2003



         TELE2 ANNOUNCES REDUCTION IN SVENSKA UMTS-NAT AB LOAN FACILITY



New York and Stockholm - Tele2 AB, ("Tele2"), (Nasdaq Stock Market: TLTOA and TLTOB and Stockholmsborsen: TEL2A and TEL2B), the leading alternative pan-European telecommunications company, today announced that Svenska UMTS-Nat AB, which is jointly owned by Tele2 and TeliaSonera has reached agreement with a consortium of banks in downsizing its loan facility from SEK 11bn to SEK 7bn. This has been achieved by reductions in infrastructure costs through the utilization of new technology. The remaining facility will cover the rollout of the UMTS-Nat joint venture. The facility is available to December 31 2006.

The banks in the consortium are Svenska Handelsbanken, Nordea Bank Sweden, Swedbank (Foreningssparbanken), ABN Amro Bank NV, Credit Agricole Indosuez, Skandinaviska Enskilda Banken.


Tele2 AB, formed in 1993, is the leading alternative pan-European telecommunications company offering fixed and mobile telephony, data network and Internet services under the brands Tele2, Tango and Comviq to over 20 million people in 23 countries. Tele2 operates Datametrix, which specializes in systems integration, 3C Communications, providing integrated credit card processing, web payment solutions and public payphones; Transac, providing billing and transaction processing service; C(3), offering co-branded pre-paid calling cards and Optimal Telecom, the price-guaranteed residential router device. The Group offers cable television services and, together with MTG, owns the Internet portal Everyday.com. The Company is listed on the Stockholmsborsen, under TEL2A and TEL2B, and on the Nasdaq Stock Market under TLTOA and TLTOB.


CONTACTS

Lars-Johan Jarnheimer                          Telephone:    + 46 8 562 640 00
President and CEO, Tele2 AB

Hakan Zadler                                   Telephone:    + 46 8 562 640 00
CFO, Tele2 AB

Dwayne Taylor                                  Telephone:    + 44 20 7321 5038
Investor enquiries

                 Visit us at our homepage: http://www.Tele2.com